CUSIP No. 92858J108	13D	Page 7 of 7 pages

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of April 8, 2014.

JMI EQUITY FUND VI, L.P.

By:	JMI Associates VI, L.L.C.
Its:	General Partner

By:	/s/ Paul Barber
Name:	Paul Barber
Title:	Managing Member

JMI ASSOCIATES VI, L.L.C.

By:	/s/ Paul Barber
Name:	Paul Barber
Title:	Managing Member